United Security Bancshares Reports 1st Quarter Financial Results

FRESNO, CA - April 18, 2024. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter ended March 31, 2024. The Company reported net income of $4.2 million, or $0.24 per basic and diluted share, for the quarter ended March 31, 2024, compared to $6.1 million, or $0.36 per basic and diluted share, for the quarter ended March 31, 2023.

First Quarter 2024 Highlights (as of, or for, the quarter ended March 31, 2024, except where noted):
▪Net interest margin decreased to 4.35% for the quarter ended March 31, 2024, compared to 4.51% for the quarter ended March 31, 2023.
▪Annualized average cost of funds, including short-term borrowings, was 1.73% for the quarter ended March 31, 2024, compared to 0.83% for the quarter ended March 31, 2023.
▪Net income for the quarter decreased 32.07% to $4.2 million, compared to $6.1 million for the quarter ended March 31, 2023.
▪Interest and fees on loans increased 3.70% to $13.5 million, as a result of increases in interest rates, compared to $13.0 million for the first quarter of 2023.
▪The total fair value of the junior subordinated debentures (TRUPs) changed by $139,000 during the quarter ended March 31, 2024. A loss of $294,000 was recorded through the income statement and a gain of $155,000 was recorded through accumulated other comprehensive income. For the quarter ended March 31, 2023, the net $107,000 fair value loss adjustment was separately presented as a $333,000 gain recorded through the income statement, and a $440,000 loss recorded through accumulated other comprehensive income.
▪The Company recorded a provision for credit losses of $173,000 for the quarter ended March 31, 2024, compared to a reversal of provision of $493,000 for the quarter ended March 31, 2023.
▪Net interest income before the provision for credit losses decreased 9.51% to $11.7 million, compared to $12.9 million for the quarter ended March 31, 2023.
▪Annualized return on average assets (ROAA) decreased to 1.40%, compared to 1.95% for the quarter ended March 31, 2023.
▪Annualized return on average equity (ROAE) decreased to 13.51%, compared to 22.05% for the quarter ended March 31, 2023.
▪The Company had remaining available secured lines of credit of $548.3 million, available unsecured lines of credit of $62.0 million, unpledged investment securities of $81.6 million, and cash and cash equivalents of $43.0 million as of March 31, 2024. Short-term borrowings totaled $103.0 million at March 31, 2024, compared to $62.0 million at December 31, 2023.
▪Total loans, net of unearned fees, increased 1.02% to $929.4 million, compared to $920.0 million at December 31, 2023.
▪Total investments decreased 8.70% to $168.6 million, compared to $184.6 million at December 31, 2023.
▪Total deposits decreased 4.8% to $955.9 million, compared to $1.0 billion at December 31, 2023.
▪Net charge-offs totaled $289,000 for the quarter ended March 31, 2024, compared to $434,000 for the quarter ended March 31, 2023.
▪The allowance for credit losses as a percentage of gross loans decreased to 1.66%, compared to 1.70% at December 31, 2023.
▪Book value per share increased to $7.17, compared to $7.14 at December 31, 2023.
▪Capital position remains well-capitalized with a 12.47% Tier 1 Leverage Ratio compared to 11.82% as of December 31, 2023.

Dennis Woods, President and Chief Executive Officer, stated, “Our first quarter 2024 earnings were negatively impacted by our increased deposit and borrowing costs. We continue to experience modest deposit balance outflows, but we have not lost deposit customer accounts. Our management team is pleased with our ability to maintain our net interest margin above four percent in this highly competitive deposit market.”

Provided at the end of this press release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs. Management believes that financial results are more comparative excluding the impact of such non-core items.

Results of Operations

For the quarter ended March 31, 2024, the Company reported net income of $4.2 million and earnings per basic and diluted share of $0.24, compared to net income of $6.1 million and $0.36 per basic and diluted share for the quarter ended March 31, 2023. Net income for the quarter ended March 31, 2024 decreased 32.1% to $4.2 million, compared to the quarter ended March 31, 2023. The decrease is primarily the result of a $1.2 million increase in interest expense on short-term borrowings and a $380,000 increase in interest expense on deposits, partially offset by an increase of $481,000 in loan interest income and fees and a $826,000 decrease in the provision for income taxes. ROAE for the quarter ended March 31, 2024 was 13.51%, compared to 22.05% for the quarter ended March 31, 2023. ROAA was 1.40% for the quarter ended March 31, 2024, compared to 1.95% for the quarter ended March 31, 2023.

The annualized average cost of deposits was 0.72% for the quarter ended March 31, 2024, compared to 0.48% for the quarter ended March 31, 2023. Average interest-bearing deposits decreased 12.9% between the periods ended March 31, 2023 and 2024, from $689.7 million to $601.0 million, respectively.

Net interest income before the provision for credit losses for the quarter ended March 31, 2024, totaled $11.7 million, a decrease of $1.2 million, or 9.51%, from the $12.9 million reported for the same period ended March 31, 2023. The Company’s net interest margin decreased from 4.51% for the quarter ended March 31, 2023 to 4.35% for the quarter ended March 31, 2024. The decrease in the net interest margin is due to increases in average deposit costs and short-term borrowing costs, partially offset by increases in yields on investment securities, loans, and interest-bearing deposits at the Federal Reserve Bank. Loan yields increased from 5.56% to 6.00% between the two periods while the cost of interest-bearing liabilities increased from 0.92% to 1.82% between the two periods.

Noninterest income for the quarter ended March 31, 2024 totaled $1.1 million, a decrease of $395,000 when compared to the $1.4 million reported for the quarter ended March 31, 2023. This decrease resulted primarily from a $627,000 change in the fair value of TRUPs. For the quarter ended March 31, 2024, a loss on the fair value of TRUPs of $294,000 was recorded, compared to a gain of $333,000 for the same period in 2023. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the Secured Overnight Financing Rate (SOFR) yield curve. Other noninterest income increased $244,000 between the two periods.

For the quarter ended March 31, 2024, noninterest expense totaled $6.7 million, an increase of $498,000 compared to $6.2 million for the quarter ended March 31, 2023. On a year-over-year comparative basis, noninterest expense increased due to increases of $343,000 in professional fees and $238,000 in salaries and employee benefits. Professional fees increased primarily due to increases in service contract expense related to information technology services. Salaries and employee benefits expense increased due to increases in salaries, group insurance costs, and bonus expense.

The efficiency ratio for the quarter ended March 31, 2024 increased to 52.96%, compared to 43.48% for the quarter ended March 31, 2023. This deterioration was due to a combination of decreases in interest and non-interest income income and an increase in noninterest expense.

The Company recorded an income tax provision of $1.7 million for the quarter ended March 31, 2024, compared to $2.5 million for the same period in 2023. The effective tax rate for the quarter ended March 31, 2024 was 28.9%, compared to 29.2% for the quarter ended March 31, 2023.

Balance Sheet Review

Total assets decreased $4.6 million, or 0.4%, between December 31, 2023 and March 31, 2024. Gross loan balances increased $9.6 million, investment securities decreased $16.1 million, and overnight balances held at the Federal Reserve Bank increased $1.7 million. Increases in gross loans included increases of $7.8 million in real estate mortgage loans and $3.1 million in commercial and industrial loans, offset by decreases of $781,000 in installment loans, $745,000 in agricultural loans, and $31,000 in real estate construction and development loans. Declines in the investment portfolio were the result of the maturity of $12.5 million in treasury securities and $2.8 million in paydowns. Total cash and cash equivalents increased $2.2 million between December 31, 2023 and March 31, 2024. Unfunded loan commitments increased from $183.5 million at December 31, 2023 to $190.3 million at March 31, 2024. OREO balances totaled $4.6 million at December 31, 2023 and March 31, 2024.

Total deposits decreased $48.5 million, or 4.8%, to $955.9 million during the quarter ended March 31, 2024. This was due to decreases of $50.1 million in noninterest-bearing deposits, partially offset by increases of $1.5 million in interest bearing deposits. NOW and money market accounts increased $4.1 million, time deposits increased $1.0 million, and savings accounts decreased $3.5 million. In total, NOW, money market and savings accounts increased 0.1% to $530.0 million at March 31,

2024, compared to $529.4 million at December 31, 2023. Noninterest bearing deposits decreased 12.4% to $353.2 million at March 31, 2024, compared to $403.2 million at December 31, 2023. Core deposits, which are comprised of noninterest bearing deposits, NOW, money market, savings accounts, and time deposits less than $250,000, decreased $52.3 million.

Shareholders’ equity at March 31, 2024 totaled $124.2 million, an increase of $1.6 million from the $122.5 million reported at December 31, 2023. The increase in equity was the result of $4.2 million in net income, partially offset by an increase of $637,000 in accumulated other comprehensive loss and $2.1 million in dividend payments. At March 31, 2024, accumulated other comprehensive loss totaled $15.7 million, compared to $15.0 million at December 31, 2023. The increase in accumulated other comprehensive loss was primarily the result of increases in net unrealized losses on investment securities of $753,000 and was offset by an increase of $109,000 in the fair value of TRUPs, net of tax, recorded through other comprehensive income caused by a change in market credit spreads during the quarter ended March 31, 2024. Changes in unrealized losses on the investment portfolio are attributed to changes in interest rates, not credit quality. The Company does not intend to sell, and it is more likely than not that it will not be required to sell, any securities held at an unrealized loss.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of 0.12 per share on March 26, 2024. The dividend is payable on April 22, 2024, to shareholders of record as of April 8, 2024, and is included in other liabilities as of March 31, 2024. No assurances can be provided as to the amount and/or declaration and payment of future dividends, if any. The Company continues to be well-capitalized and expects to maintain adequate capital levels.

Credit Quality

The Company recorded a provision for credit losses of $173,000 for the quarter ended March 31, 2024, compared to $493,000 reversal of provision for the quarter ended March 31, 2023. The provision recorded during the first quarter 2024 was primarily driven by charge-offs within the student loan portfolio. Net loan charge-offs totaled $289,000 for the quarter ended March 31, 2024, compared to $434,000 for the quarter ended March 31, 2023, and related primarily to student loans for both periods.

The Company’s allowance for credit losses totaled 1.66% of the loan portfolio at March 31, 2024, compared to 1.70% at December 31, 2023. Management considers the allowance for credit losses at March 31, 2024 to be adequate.

Non-performing assets, comprised of nonaccrual loans, loan modifications, other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased $110,000 between December 31, 2023 and March 31, 2024 to $16.3 million. As a percentage of total assets, non-performing assets decreased from 1.36% at December 31, 2023 to 1.35% at March 31, 2024. The decrease in non-performing assets is primarily attributed to a decrease of $252,000 in loans past due more than 90 days and still accruing, offset by an increase of $142,000 in nonaccrual loans. OREO balances remained at $4.6 million at March 31, 2024 and December 31, 2023.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (net income before non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial table, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company’s operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income as an indicator of the Company’s operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented. Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures, labor shortages, and global conflict and unrest; (2) changes in general economic and financial market conditions, either nationally or locally; (3) fiscal policies of the U.S. government, including interest rate policies of the Board of Governors of the Federal Reserve System; (4) changes in banking laws or regulations including the implementation of increased capital requirements for financial institutions; (5) increased competition in the Company’s markets, impacting the ability to execute its business plans; (6) loss of or inability to attract key personnel; (7) unanticipated deterioration in our loan portfolio, credit losses, and the sufficiency of our allowance for credit losses; (8) drought, earthquakes, floods or other natural disasters impacting the local economy and/or the condition of real estate collateral; (9) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems including failures in or breaches of the Company’s operational and/or security systems or infrastructure; (10) the failure to maintain effective controls over our financial reporting; (11) the quality and quantity of our deposits; (12) adverse developments in the financial services industry generally such as the bank failures in 2023 and any related impact on depositor behavior or investor sentiment; (13) risks related to the sufficiency of liquidity; (14) the possibility that our recorded goodwill could become impaired which may have an adverse impact on our earnings and capital, and (15) changes in accounting policies or procedures.

The Company does not undertake (and expressly disclaims) any obligation to publicly revise or update these forward-looking statements to reflect subsequent events or circumstances except as may be required by law. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2023, and particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(In thousands, except share data)	March 31, 2024	December 31, 2023
Assets
Cash and non-interest-bearing deposits in other banks	$41,146	$40,577
Deposits in Federal Reserve Bank (FRB)	1,858	207
Cash and cash equivalents	43,004	40,784
Investment securities (at fair value)
Taxable available-for-sale (AFS) debt securities, at fair value, net of allowance for credit losses of $0 (amortized cost of $186,820 and $201,845, respectively)	162,941	179,016
Tax-exempt available-for-sale (AFS) debt securities, at fair value, net of allowance for credit losses of $0 (amortized cost of $2,539 and $2,544, respectively)	2,225	2,250
Marketable equity securities	3,397	3,354
Total investment securities	168,563	184,620
Loans	930,927	921,341
Unearned fees and unamortized loan origination costs - net	(1,514)	(1,299)
Allowance for credit losses	(15,451)	(15,658)
Net loans	913,962	904,384
Premises and equipment - net	9,204	9,098
Accrued interest receivable	8,434	7,928
Other real estate owned (OREO)	4,582	4,582
Goodwill	4,488	4,488
Deferred tax assets - net	14,409	14,055
Cash surrender value of life insurance - net	22,091	21,954
Investment in limited partnerships	3,400	3,200
Operating lease right-of-use assets	1,177	1,338
Other assets	13,090	14,614
Total assets	$1,206,404	$1,211,045
Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$353,151	$403,225
Interest-bearing	602,783	601,252
Total deposits	955,934	1,004,477
Short-term borrowings	103,000	62,000
Operating lease liabilities	1,272	1,437
Other liabilities	10,666	9,376
Junior subordinated debentures (at fair value)	11,348	11,213
Total liabilities	1,082,220	1,088,503
Shareholders’ Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,315,195 at March 31, 2024 and 17,167,895 at December 31, 2023	60,792	60,585
Retained earnings	79,067	76,995
Accumulated other comprehensive loss, net of tax	(15,675)	(15,038)
Total shareholders’ equity	124,184	122,542
Total liabilities and shareholders’ equity	$1,206,404	$1,211,045

United Security Bancshares
Consolidated Statements of Income (unaudited)	Three Months Ended
(In thousands, except share and per-share data)	March 31, 2024	March 31, 2023
Interest Income:
Interest and fees on loans	$13,481	$13,000
Interest on investment securities	1,354	1,501
Interest on deposits in FRB	44	58
Total interest income	14,879	14,559
Interest Expense:
Interest on deposits	1,723	1,343
Interest on other borrowed funds	1,442	271
Total interest expense	3,165	1,614
Net Interest Income	11,714	12,945
Provision (Reversal of Provision) for Credit Losses	173	(493)
Net Interest Income after Provision (Reversal) for Credit Losses	11,541	13,438
Noninterest Income:
Customer service fees	706	734
Increase in cash surrender value of bank-owned life insurance	137	132
Unrealized gain on fair value of marketable equity securities	43	43
(Loss) gain on fair value of junior subordinated debentures	(294)	333
Gain on sale of assets	11	—
Other	450	206
Total noninterest income	1,053	1,448
Noninterest Expense:
Salaries and employee benefits	3,498	3,260
Occupancy expense	858	963
Data processing	111	174
Professional fees	1,225	882
Regulatory assessments	173	192
Director fees	128	109
Correspondent bank service charges	12	19
Net (gain) cost on operation of OREO	(12)	37
Other	745	604
Total noninterest expense	6,738	6,240
Income Before Provision for Taxes	5,856	8,646
Provision for Taxes on Income	1,695	2,521
Net Income	$4,161	$6,125
Net income per common share
Basic	$0.24	$0.36
Diluted	$0.24	$0.36
Weighted average common shares outstanding
Basic	17,170,907	17,076,510
Diluted	17,171,642	17,092,460

United Security Bancshares
Average Balances and Rates (unaudited)	Three Months Ended
(In thousands)	March 31, 2024	March 31, 2023
Average Balances:
Loans (1)	$904,392	$947,453
Securities:
Taxable securities	175,051	209,231
Tax-exempt securities	2,225	2,292
Total investment securities	177,276	211,523
Interest-bearing deposits in FRB	3,218	5,493
Total interest-earning assets	1,084,886	1,164,469
Allowance for credit losses	(15,671)	(16,323)
Nonaccrual loans	12,083	13,195
Cash and non-interest-bearing deposits in other banks	31,564	36,008
Other real estate owned	4,582	4,582
Other non-earning assets	75,864	78,550
Total average assets	$1,193,308	$1,280,481

Interest-bearing deposits	$601,036	$689,706
Junior subordinated debentures	12,464	12,464
Short-term borrowings	85,436	7,492
Total interest-bearing liabilities	698,936	709,662
Noninterest-bearing deposits	361,671	445,502
Other liabilities	8,773	12,351
Total liabilities	1,069,380	1,167,515
Total equity	123,928	112,966
Total liabilities and equity	$1,193,308	$1,280,481

Average Rates:
Loans (1)	6.00%	5.56%
Taxable securities	3.08%	2.88%
Tax-exempt securities	2.35%	2.30%
Interest-bearing deposits in FRB	5.50%	4.28%
Earning assets	5.52%	5.07%
Interest bearing deposits	1.15%	0.78%
Total deposits	0.72%	0.48%
Short-term borrowings	5.80%	4.87%
Junior subordinated debentures	6.74%	5.89%
Total interest-bearing liabilities	1.82%	0.92%
Net interest margin (2)	4.35%	4.51%
(1) Average loans do not include nonaccrual loans but do include interest income recovered from previously charged-off loans, unearned fees, and unamortized loan origination costs.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)

(In thousands)	March 31, 2024		December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Cash and cash equivalents	$43,004		$40,784	$35,297	$58,403	$45,153
Investment securities	168,563		184,620	187,857	205,521	208,914
Loans, net of unearned fees and unamortized loan origination costs	929,413		920,042	972,871	960,121	942,727
Allowance for credit losses	(15,451)	(10,063)	(15,658)	(15,649)	(16,110)	(15,622)
Net loans	913,962		904,384	957,222	944,011	927,105
Other assets	80,875		81,257	92,716	80,884	80,022
Total assets	$1,206,404		$1,211,045	$1,273,092	$1,288,819	$1,261,194

Non-interest-bearing deposits	$353,151		$403,225	$386,258	$476,387	$394,745
Interest-bearing deposits	602,783		601,252	601,373	570,167	716,387
Total deposits	955,934		1,004,477	987,631	1,046,554	1,111,132
Other liabilities	126,286		84,026	170,433	126,585	37,154
Total liabilities	1,082,220		1,088,503	1,158,064	1,173,139	1,148,286
Total shareholders’ equity	124,184		122,542	115,028	115,680	112,908
Total liabilities and shareholder’s equity	$1,206,404		$1,211,045	$1,273,092	$1,288,819	$1,261,194

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
	For the Quarters Ended:
(In thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total interest income	$14,879	$15,405	$15,328	$15,086	$14,559
Total interest expense	3,165	3,454	3,407	2,582	1,614
Net interest income	11,714	11,951	11,921	12,504	12,945
Provision (reversal) for credit losses	173	873	—	1,091	(493)
Net interest income after provision (reversal) for credit losses	11,541	11,078	11,921	11,413	13,438
Total non-interest income	1,053	2,997	114	1,011	1,448
Total non-interest expense	6,738	6,872	6,625	6,207	6,240
Income before provision for taxes	5,856	7,203	5,410	6,217	8,646
Provision for taxes on income	1,695	1,803	1,557	1,800	2,521
Net income	$4,161	$5,400	$3,853	$4,417	$6,125

United Security Bancshares
Nonperforming Assets (unaudited)
(Dollars in thousands)	March 31, 2024	December 31, 2023
Real estate - construction and development	$11,553	$11,403
Agricultural	37	45
Total nonaccrual loans	11,590	11,448
Loans past due 90 days and still accruing	174	426
Total nonperforming loans	11,764	11,874
Other real estate owned	4,582	4,582
Total nonperforming assets	$16,346	$16,456

Nonperforming loans to total gross loans	1.26%	1.29%
Nonperforming assets to total assets	1.35%	1.36%
Allowance for credit losses to nonperforming loans	131.34%	131.87%

United Security Bancshares
Selected Financial Data (unaudited)
	Three months ended March 31,
(Dollars in thousands, except per share amounts)	2024	2023
Return on average assets	1.40%	1.95%
Return on average equity	13.51%	22.05%
Efficiency ratio (1)	52.96%	43.48%
Annualized net charge-offs to average loans	0.13%	0.18%

	March 31, 2024	December 31, 2023
Shares outstanding - period end	17,315,195	17,167,895
Book value per share	$7.17	$7.14
Tangible book value per share	$6.91	$6.88
Individually evaluated loans	$11,967	$11,828
Net loan-to-deposit ratio	95.61%	90.04%
Allowance for credit losses to total loans	1.66%	1.70%
Tier 1 capital to adjusted average assets (leverage ratio):
Company	12.47%	11.82%
Bank	12.50%	11.83%
(1) Efficiency ratio is total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (unaudited)
	Three months ended March 31,
(Dollars in thousands)	2024	2023	Change $	Change %
Net income	$4,161	$6,125	$(1,964)	(32.1)%
Junior subordinated debenture (TRUPs) fair value adjustment (1)	(294)	333
Income tax effect	87	(97)
Non-core items net of taxes	(207)	236
Non-GAAP core net income	$4,368	$5,889	$(1,521)	(25.8)%

(1)Junior subordinated debenture fair value adjustment is not part of core income and depending upon market rates, can add to or subtract from core income and mask non-GAAP core income change.